Exhibit 99.1
Fremont Investment & Loan Subprime Servicer Ranking Affirmed, Taken Off
CreditWatch Negative
New York (Standard & Poor’s) Jan. 16, 2008—Standard & Poor’s Ratings Services today affirmed its average subprime mortgage servicer ranking on Fremont Investment & Loan (Fremont) and removed it from CreditWatch with negative implications. The outlook is stable.
Today’s actions reflect discussions with company management since the March 2007 CreditWatch placement regarding the status of Fremont’s operations. Although the company no longer originates subprime mortgages, it will continue to service its existing subprime loans until the portfolio is sold or runs off. Despite the uncertainty of the mortgage company’s business in 2007, employee turnover levels have remained acceptable, and there have been no considerable adverse affects on operations. Delinquencies have risen significantly, but this may be attributed both to market conditions and to the low credit quality of the remaining loans in the portfolio. On January 14, 2008, Fremont announced that it had entered into a definitive agreement to sell the fixed assets and assign its lease obligation of its Irving, Texas loan servicing facility. The Company continues to maintain its primary loan servicing operations in Ontario, California.
Outlook
The outlook is stable. Standard & Poor’s will continue its discussions with Fremont management about the future course of the business, and we will monitor data submitted through Standard & Poor’s proprietary SEAM (Servicer Evaluation Analytical Methodology) questionnaire to ensure continued satisfactory performance. We will schedule a further review in the second quarter of 2008, or sooner if the company’s current status changes. Standard & Poor’s will continue to monitor Fremont and will adjust our ranking and outlook as necessary.
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